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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3) *

                             Arch Capital Group Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Shares, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    G0450A105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                December 31, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Partners, L.P.
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 7.0% of the class of securities. The reporting person onthis cover page, however, is a beneficial owner only of the securities reported by it on this cover
                           page.         [See         Preliminary          Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             WC, OO
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             California
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     1,235,551 [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                             10
                                      1,235,551 [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             1,235,551  [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             3.5%  [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             PN
-------------===================================================================


                               Page 2 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Institutional Partners II, L.P.
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**
     2
                   ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 7.0% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             WC
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             California
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     312,036  [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                             10
                                      312,036  [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             312,036  [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             0.9%  [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             PN
-------------===================================================================


                               Page 3 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Institutional Partners III, L.P.
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 7.0% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover
                           page.         [See         Preliminary          Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             WC
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             Delaware
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     264,048  [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                             10
                                      264,048  [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             264,048  [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             0.8%  [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             PN
-------------===================================================================


                               Page 4 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Tinicum Partners, L.P.
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 7.0% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover
                           page.         [See         Preliminary          Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             WC, OO
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             New York
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     50,500  [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                             10
                                      50,500  [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             50,500  [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             0.1%  [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             PN
-------------===================================================================


                               Page 5 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             RR Capital Partners, L.P.
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 7.0% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             N/A
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             Delaware
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     28,790  [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                             10
                                      28,790  [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             28,790  [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             0.1%  [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             PN
-------------===================================================================


                               Page 6 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Capital Management, L.L.C.
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 7.0% of the class of securities. The reporting person
                           on  this  cover  page,  however,   may  be  deemed  a
                           beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
             SEC USE ONLY
     3
-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             OO
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             Delaware
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     640,964  [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                              10
                                      640,964  [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             640,964  [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             1.8%  [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             IA, OO
-------------===================================================================


                               Page 7 of 28 Pages

                                      13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Farallon Partners, L.L.C.
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 7.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             AF
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             Delaware
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     1,890,925 [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                             10
                                      1,890,925 [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             1,890,925  [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             5.2%  [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             OO
-------------===================================================================


                               Page 8 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             David I. Cohen
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 7.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             AF, OO
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                      SOLE VOTING POWER
                              7
          NUMBER OF                   -0-
                         -------------==========================================
           SHARES                     SHARED VOTING POWER
        BENEFICIALLY          8
          OWNED BY                    -0-  [See Preliminary Note]
                         -------------==========================================
            EACH                      SOLE DISPOSITIVE POWER
                              9
          REPORTING                   -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                              10
                                      -0- [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             -0- [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             0.0%  [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             IN
-------------===================================================================


                              Page 9 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Chun R. Ding
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 7.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             AF, OO
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     2,531,889 [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                             10
                                      2,531,889 [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             2,531,889  [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             7.0%  [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             IN
-------------===================================================================


                              Page 10 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Joseph F. Downes
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 7.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             AF, OO
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                      SOLE VOTING POWER
                              7
        NUMBER OF                     -0-
                         -------------==========================================
         SHARES                       SHARED VOTING POWER
      BENEFICIALLY            8
        OWNED BY                      2,531,889 [See Preliminary Note]
                         -------------==========================================
          EACH                        SOLE DISPOSITIVE POWER
                              9
        REPORTING                     -0-
       PERSON WITH       -------------==========================================
                                      SHARED DISPOSITIVE POWER
                             10
                                      2,531,889 [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             2,531,889  [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             7.0%  [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             IN
-------------===================================================================


                              Page 11 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             William F. Duhamel
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 7.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             AF, OO
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                      SOLE VOTING POWER
                              7
          NUMBER OF                   -0-
                        -------------===========================================
           SHARES                     SHARED VOTING POWER
        BENEFICIALLY          8
          OWNED BY                    2,531,889 [See Preliminary Note]
                         -------------==========================================
            EACH                      SOLE DISPOSITIVE POWER
                              9
          REPORTING                   -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                             10
                                      2,531,889 [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             2,531,889  [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             7.0%  [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             IN
-------------===================================================================


                              Page 12 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Charles E. Ellwein
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 7.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             AF, OO
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     2,531,889 [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                              10
                                      2,531,889 [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             2,531,889  [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             7.0%  [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             IN
-------------===================================================================


                              Page 13 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Richard B. Fried
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 7.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             AF, OO
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     2,531,889 [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                              10
                                      2,531,889 [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             2,531,889  [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             7.0%  [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             IN
-------------===================================================================


                              Page 14 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Monica R. Landry
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 7.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             AF, OO
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     2,531,889 [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                             10
                                      2,531,889 [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             2,531,889  [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             7.0%  [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             IN
-------------===================================================================


                              Page 15 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             William F. Mellin
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 7.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             AF, OO
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     2,531,889 [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                             10
                                      2,531,889 [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             2,531,889  [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             7.0%  [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             IN
-------------===================================================================


                              Page 16 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Stephen L. Millham
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 7.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             AF, OO
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     2,531,889 [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                             10
                                      2,531,889 [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             2,531,889  [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             7.0%  [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             IN
-------------===================================================================


                              Page 17 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Rajiv A. Patel
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 7.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             AF, OO
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     2,531,889 [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                             10
                                      2,531,889 [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             2,531,889  [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             7.0%  [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             IN
-------------===================================================================


                              Page 18 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Derek C. Schrier
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 7.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             AF, OO
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     2,531,889 [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                             10
                                      2,531,889 [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             2,531,889  [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             7.0%  [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             IN
-------------===================================================================


                              Page 19 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Thomas F. Steyer
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 7.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             AF, OO
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     2,531,889 [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                             10
                                      2,531,889 [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             2,531,889  [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             7.0%  [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             IN
-------------===================================================================


                              Page 20 of 28 Pages

                                       13D
===================
CUSIP No. G0450A105
===================

-------------===================================================================
             NAMES OF REPORTING PERSONS
     1       I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Mark C. Wehrly
-------------===================================================================
             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                        (a) [   ]
                                                        (b) [ X ]**
     2
                  ** The reporting persons making this filing beneficially own an aggregate of 2,531,889 Common Shares, which is 7.0% of the class of securities. The reporting person on this cover page, however, may be deemed a beneficial owner only of the securities reported by it on this cover page. [See Preliminary Note]
-------------===================================================================
     3       SEC USE ONLY

-------------===================================================================
             SOURCE OF FUNDS (See Instructions)
     4
             AF, OO
-------------===================================================================
             CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     5       TO ITEMS 2(d) OR 2(e)
                                                            [   ]
-------------===================================================================
             CITIZENSHIP OR PLACE OF ORGANIZATION
     6
             United States
-------------===================================================================
                                      SOLE VOTING POWER
                              7
         NUMBER OF                    -0-
                         -------------==========================================
          SHARES                      SHARED VOTING POWER
       BENEFICIALLY           8
         OWNED BY                     2,531,889 [See Preliminary Note]
                         -------------==========================================
           EACH                       SOLE DISPOSITIVE POWER
                              9
         REPORTING                    -0-
        PERSON WITH      -------------==========================================
                                      SHARED DISPOSITIVE POWER
                             10
                                      2,531,889 [See Preliminary Note]
-------------===================================================================
             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    11
             2,531,889  [See Preliminary Note]
-------------===================================================================
             CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12       CERTAIN SHARES (See Instructions)
                                                            [   ]
-------------===================================================================
             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
             7.0%  [See Preliminary Note]
-------------===================================================================
             TYPE OF REPORTING PERSON (See Instructions)
    14
             IN
-------------===================================================================


                              Page 21 of 28 Pages

         This  Amendment  No. 3 to Schedule  13D (this  "Amendment")  amends the
Schedule 13D initially filed on April 12, 2002 (collectively, with all amendments thereto, the "Schedule 13D").
Preliminary Note: The Reporting Persons are filing this Schedule 13D with respect to the Common Shares, par value $0.01 per share (the "Common Shares"), of Arch Capital Group Ltd. (the "Company"). Certain of the Reporting Persons own, in aggregate, (i) 1,115,688 Common Shares and (ii) 1,416,201 Series A Convertible Preference Shares (the "Preference A Shares") issued by the Company, each Preference A Share immediately convertible into one Common Share. All numbers and percentages contained in this Schedule 13D represent Common Shares and not Preference A Shares (unless stated otherwise). For information regarding the Preference A Shares, see the Company's Prospectus Supplement dated April 3, 2002 and the Schedule 13D filed by the Reporting Persons on April 12, 2002.
         Effective as of January 1, 2005, each of Noonday G.P. (U.S.), L.L.C. ("NGPUS") and Noonday Asset Management, L.P. ("NAMLP") has entered into an investment subadvisory agreement with the Management Company and the General Partner, under which NGPUS and NAMLP are granted investment authority over certain securities and instruments owned by the Partnerships and Managed Accounts, including the Common Shares reported herein. Noonday Capital, L.L.C. serves as the general partner of NAMLP. David I. Cohen serves as the managing member of NGPUS and Noonday Capital, L.L.C. Mr. Cohen resigned as a managing member of the Management Company and the General Partner effective December 31, 2004. This amendment to the Schedule 13D is being filed to report that Mr. Cohen is no longer the deemed beneficial owner of any of the Common Shares reported herein.


                              Page 22 of 28 Pages

Item 3.  Source And Amount Of Funds And Other Consideration.
------   --------------------------------------------------

         Item 3 of the Schedule 13D is amended and updated as the following:
         The net investment cost (including commissions) for the Common Shares acquired by each of the Partnerships and Managed Accounts since the filing of the prior Schedule 13D is set forth below:


      Entity       Common Shares Acquired       Approximate Net Investment Cost
      ------       ----------------------       -------------------------------

      FCP             89,100                          $3,378,140.04
      FCIP II         9,200                           $348,797.62
      FCIP III        9,300                           $352,620.67
      Tinicum         4,100                           $155,446.99
      Managed
       Accounts       216,164                         $8,195,200.05


         The consideration for such acquisitions was obtained as follows: (i) with respect to FCIP II and FCIP III, from working capital; (ii) with respect to FCP and Tinicum, from working capital, and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by FCP and Tinicum at Goldman, Sachs & Co.; and (iii) with respect to the Managed Accounts, from the working capital of each Managed Account and/or from borrowings pursuant to margin accounts maintained in the ordinary course of business by some of the Managed Accounts at Goldman, Sachs & Co. FCP, Tinicum and some of the Managed Accounts hold certain securities in their respective margin accounts at Goldman, Sachs & Co., and the accounts may from time to time have debit balances. It is not possible to determine the amount of borrowings, if any, used to acquire the Common Shares.


                              Page 23 of 28 Pages

Item 5.  Interest In Securities Of The Issuer.
------   ------------------------------------

       Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

       (a)        The Partnerships
                  ----------------

         (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership. The percentage amount set forth in Row 13 for all cover pages filed herewith (other than the cover page filed by the Management Company) is calculated based upon the sum of (i) the 34,744,241 Common Shares outstanding as of November 5, 2004 as reported by the Company in its Form 10-Q for the quarterly period ended September 30, 2004 and (ii) with respect to each Reporting Person, the number of additional Common Shares such Reporting Person is deemed to beneficially own through its beneficial ownership of Preference A Shares.


         (c) No transactions in the Common Shares have been consummated in the past 60 days.

         (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Common Shares and Preference A Shares. The Individual Reporting Persons are managing members of the General Partner.

         (e)      Not applicable.

       (b)        The Management Company
                  ----------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

                  (c) No transactions in the Common Shares have been consummated in the past 60 days.

                  (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Common Shares and Preference A Shares beneficially owned by the Managed Accounts. The Individual Reporting Persons are managing members of the Management Company.

                  (e)      Not applicable.

       (c)        The General Partner
                  -------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the General Partner is incorporated herein by reference.


                              Page 24 of 28 Pages

                  (c)      None.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Common Shares and Preference A Shares. The Individual Reporting Persons are managing members of the General Partner.

                  (e)      Not applicable.

       (d)        The Individual Reporting Persons
                  --------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person.

                  (c)      None.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Common Shares and Preference A Shares. The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Common Shares and Preference A Shares beneficially owned by the Managed Accounts. The Individual Reporting Persons are managing members of both the General Partner and the Management Company.

                  (e) As of December 31, 2004, David I. Cohen may no longer be deemed to be a beneficial owner of the Common Shares.

         The Common Shares reported hereby for the Partnerships are owned directly by the Partnerships and those reported by the Management Company on behalf of the Managed Accounts are owned directly by the Managed Accounts. The Preference A Shares in respect of which the Partnerships and the Managed Accounts (as reported by the Management Company) are deemed to beneficially own Common Shares are owned directly by the Partnerships and the Managed Accounts. The General Partner, as general partner to the Partnerships, may be deemed to be the beneficial owner of all such Common Shares beneficially owned by the Partnerships. The Management Company, as investment adviser to the Managed Accounts, may be deemed to be the beneficial owner of all such Common Shares beneficially owned by the Managed Ac-


                              Page 25 of 28 Pages
counts. The Individual Reporting Persons other than Cohen, as managing members of both the General Partner and the Management Company, may each be deemed to be the beneficial owner of all such Common Shares beneficially owned by the Partnerships and the Managed Accounts. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such Common Shares.


                              Page 26 of 28 Pages

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of our knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  January 6, 2005


                      /s/ Monica R. Landry
                  ----------------------------------------
                  FARALLON PARTNERS, L.L.C.,
                  on its own behalf and as General Partner of
                  FARALLON CAPITAL PARTNERS, L.P.,
                  FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P.,
                  And RR CAPITAL PARTNERS, L.P.,
                  By Monica R. Landry,
                  Managing Member


                      /s/ Monica R. Landry
                  ----------------------------------------
                  FARALLON CAPITAL MANAGEMENT, L.L.C.,
                  By Monica R. Landry,
                  Managing Member


                      /s/ Monica R. Landry
                  ----------------------------------------
                  Monica R. Landry, individually and as attorney-in-fact for each of David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.

         The Powers of Attorney, each executed by David I. Cohen, Joseph F. Downes, William F. Duhamel, Richard B. Fried, William F. Mellin, Stephen L. Millham, Thomas F. Steyer and Mark C. Wehrly authorizing Monica R. Landry to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 2 to the Schedule 13D filed with the Securities and Exchange Commission on July 16, 2003, by such Reporting Persons with respect to the Common Stock of New World Restaurant Group, Inc., are hereby incorporated by reference. The Powers of Attorney executed by each of Chun R. Ding and Derek C. Schrier authorizing Monica R. Landry to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix Pharmaceuticals, Ltd., is hereby incorporated by reference. The Powers of Attorney executed by each of Charles E. Ellwein and Rajiv A. Patel authorizing Monica R. Landry to sign and file this
Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed


                              Page 27 of 28 Pages
with the Securities and Exchange Commission on January 8, 2004 by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference.


                              Page 28 of 28 Pages